Exhibit 99.1

Contact: Robert Lewey, President IES Holdings, Inc. 713-860-1500

FOR IMMEDIATE RELEASE

IES Holdings Acquires NEXT Electric

HOUSTON—July 14, 2017—IES Holdings, Inc. (or “IES”) (NASDAQ: IESC) today announced that it has acquired 80% of the membership interests in NEXT Electric, LLC (“NEXT”), a Milwaukee, Wisconsin-based electrical contractor specializing in the design, installation and maintenance of electrical systems for commercial, industrial, healthcare, water treatment and education end markets. NEXT’s current management team, led by President Chris Surges, has chosen to reinvest its entire ownership interest and will collectively retain 20% of the membership interests in NEXT. NEXT will operate as a subsidiary in IES’s Commercial & Industrial segment and will continue to operate under the NEXT name. NEXT generated approximately $25 million of revenue in calendar year 2016.

“The acquisition of NEXT reinforces our strategy to partner with strong management teams in attractive markets. NEXT was created in 2012 by Chris Surges and his management team and OwnersEdge, NEXT’s majority owner, and has since grown to become a leading electrical contractor in the Milwaukee region,” said Robert Lewey, President of IES. “IES’s long-term investment horizon and ownership culture allowed us to create a structure where Chris and his team will retain a meaningful ownership stake in NEXT and its future. We are pleased to welcome Chris and NEXT’s over 100 team members to IES and are excited to partner with them to continue to grow NEXT.”

ABOUT IES HOLDINGS, INC.

IES is a holding company that owns and manages diverse operating subsidiaries, comprised of providers of industrial infrastructure services to a variety of end markets. Our approximately 4,000 employees serve clients in the United States. For more information about IES, please visit www.ies-co.com.

ABOUT IES COMMERCIAL & INDUSTRIAL

IES’s Commercial & Industrial segment provides electrical and mechanical (HVAC) design, construction, and maintenance services to the commercial and industrial markets in various regional markets and nationwide in certain areas of expertise, such as the power infrastructure market. For more information about IES Commercial & Industrial, please visit www.iesci.net.

ABOUT NEXT ELECTRIC, LLC

NEXT, established in 2012, is a Milwaukee-based electrical contractor specializing in the design, installation and maintenance of electrical systems for commercial, industrial, healthcare, water treatment and education end markets. For more information about NEXT, please visit www.nextelectricinc.com.

Certain statements in this release may be deemed “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “seek,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. These statements involve risks and uncertainties that could cause the Company’s actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the ability of our controlling shareholder to take action not aligned with other shareholders; the possibility that certain tax benefits of our net operating losses may be restricted or reduced in a change in ownership or a change in the federal tax rate; the potential recognition of valuation allowances on net deferred tax assets; the inability to carry out plans and strategies as expected, including our inability to identify and complete acquisitions that meet our investment criteria in furtherance of our corporate strategy; competition in the industries in which we operate, both from third parties and former employees, which could result in the loss of one or more customers or lead to lower margins on new projects; fluctuations in operating activity due to downturns in levels of construction, seasonality and differing regional economic conditions; and our ability to successfully manage projects, as well as other risk factors discussed in this document, in the Company’s annual report on Form 10-K for the year ended September 30, 2016 and in the Company’s other reports on file with the SEC. You should understand that such risk factors could cause future outcomes to differ materially from those experienced previously or those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise any information, including information concerning its controlling shareholder, net operating losses, borrowing availability, or cash position, or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about IES Holdings, Inc. can be found at http://www.ies-co.com under “Investors.” The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.